Exhibit 99.1

              Blue Rhino Fiscal Year Earnings Exceed Consensus;

                        Fiscal Year Net Income Doubles



     Highlights:

     -- Fiscal Year pre-tax diluted EPS of $0.98, excluding litigation proceeds and non-cash debt refinancing charges

     -- Fiscal Year revenues up 25% to $258.2 million, despite record rainfall in parts of U.S.; Diluted EPS of $0.86 vs Year-Ago $0.55

     -- Q4 Gross margin improves 430 basis points driven by company-owned distributors

     -- Sub-Debt paid off as company reduces debt

     -- SkeeterVac(R) contributes $8.4 million to revenue in first year of sales

     -- Long-term annual earnings growth target of 25%; FY'04 guidance provided



    WINSTON-SALEM, N.C., Sept. 16 /PRNewswire-FirstCall/ -- Blue Rhino

Corporation (Nasdaq: RINO), a leading national provider of branded propane cylinder exchange and complementary propane-fueled products, today reported record financial results for the fourth quarter and fiscal year ended July 31,

2003.

    In addition to reporting its fourth quarter and full year earnings in accordance with generally accepted accounting principles (GAAP), the company has included non-GAAP comparisons of its fourth quarter and full year earnings, excluding certain items, in this release to present the underlying financial performance of the business and to enable investors to make meaningful comparisons between fiscal periods.  A schedule reconciling non-

GAAP and GAAP financial results is included under "Supplemental Information"

in the attached financial tables.  Results for the fourth quarter contained an expected $1.7 million non-cash charge related to the early payment of subordinated debt, as well as a $2.2 million deferred income tax charge reflecting a transition to fully-taxed for reporting income taxes in accordance with GAAP. See "Income Tax Effect."

    Pre-tax net income for the fourth quarter, before non-cash charges, nearly doubled to $13.9 million from $7.0 million in the fourth quarter of last year.

Pre-tax diluted earnings per share for the fourth quarter before the non-cash charges totaled $0.70 compared with $0.40 a year ago.  Net income including the non-cash charges for the fourth quarter was $10.1 million versus $6.8 million and diluted earning per share was $0.50 versus $0.40 for the fourth quarter of fiscal 2002.

    Net revenues for the fourth quarter totaled $85.5 million, a 20% increase from $71.3 million for the same period a year ago. Consolidated gross margins improved to 29.1% from 24.8% for the year-earlier quarter, primarily the result of margin improvements from the company-owned distributors as well as decreased costs on valves and cylinders related to the inventory program initiated this past season.  The revenue increase was comprised of a 12% gain in cylinder exchange revenue to $67.9 million and a 64% rise in products revenue to $17.6 million. The products segment improvement for the fourth quarter included a $5.2 million sales contribution from the company's

SkeeterVac(R) propane-powered mosquito eliminator.

    "Blue Rhino executed its plan during our fourth quarter, despite extraordinarily wet weather in many of our major markets," said Billy D. Prim,

chairman and chief executive officer.  "Revenue growth also was strong at 20 percent, but slightly below plan as cylinder exchange same store units decreased 1% from a year ago.  We believe the decrease was as a result of adverse weather conditions across much of the country during the quarter.  At the same time, we paid down debt, improving our debt-to-equity ratio to 37% at

July 31, 2003, compared with 53% a year earlier.  We are well-positioned for future growth."

    "While weather historically has not been a factor in our business, the magnitude and persistence of the unseasonably wet summer in many of our markets negatively impacted our overall revenues, and same-store sales," Prim continued. "We consider this an extraordinary event, and yet we still nearly doubled net income from a year ago, excluding non-cash charges. We were able to achieve these results largely due to management's ability to improve gross margins through company-owned operations and decreased material costs achieved from our inventory program implemented earlier in the year.  We achieved a

$3.5 million margin improvement from the company-owned distributors acquired last fall, which was well ahead of our projected  $2.9 million.  We also effectively managed our selling, general and administrative expenses, which decreased as a percent of sales to 8.5% from 10.1% in the prior year's fourth quarter."

    For the full year, pre-tax net income, before non-cash charges and litigation proceeds, increased over two-fold to $18.8 million from $8.1 million for fiscal 2002.  Pre-tax diluted earnings per share before non-cash charges and litigation proceeds, for the fiscal year rose to $0.98 from $0.55 in the prior year. The results for the fiscal year contained a $2.6 million non-cash charge related to the early payment of subordinated debt and a $2.2 million deferred income tax charge for transitioning to reporting income taxes for GAAP measures.  Non-cash charges were partially offset by $2.5 million in net proceeds from a litigation settlement.  Net income for the fiscal year,

including the non-cash charges and litigation proceeds, more than doubled to

$16.5 million from $8.0 million, and diluted earnings per share increased to

$0.86 from $0.55 for the 2002 fiscal year.

    Note: Analysts' earnings per share (EPS) estimates for fourth-quarter and full year 2003 were based on earnings before non-cash charges and income taxes.  The consensus estimate for the full fiscal year, as reported by First

Call, based on earnings before non-cash charges and income taxes, was $0.97,

and Blue Rhino today reported EPS of $0.98 calculated on that basis. The fiscal fourth quarter of 2003 is the first quarter in which Blue Rhino is transitioning to income tax reporting under GAAP. See "Income Tax Effect."

    Net revenues for the full year rose 25% to $258.2 million from $205.6 million a year ago.  Gross margins improved to 24.1% from 22.4% for the prior year, primarily due to margin improvements from the company-owned distributors and decreased costs on valves and cylinders related to the inventory program initiated this past season.  The revenue increase was comprised of a 33% gain in cylinder exchange to $170.9 million and a 13% increase in products revenue to $87.3 million. Cylinder exchange growth was driven by a 23% same-store units increase and the products segment growth was driven by the successful launch of the SkeeterVac(R) product.

    "We continued to achieve strong growth by executing on a sound plan," Prim said.  "This plan is based on capitalizing on the continuing growth of cylinder exchange within the overall propane refill market, using our retail relationships to cross merchandise cylinder exchange with our complementary propane-related products, and leveraging our established infrastructure. We believe our infrastructure is one of the most advanced and efficient direct-

store delivery system servicing retailers."



    Successful Launch of SkeeterVac(R)

    Blue Rhino's SkeeterVac(R) product, which was launched in the third quarter of fiscal 2003, produced sales of $8.4 million for fiscal 2003.  The mosquito eradication appliance, which is powered by propane and does not require electricity or batteries, was marketed through major retailers including Sam's Club, Target.com and Wal-Mart.com.  The company has continued

to develop the technology and expects to offer additional models at reduced retail price points for fiscal 2004.

    "We are excited about the potential represented in the mosquito eradication category," Prim said.  "We believe the category will continue to experience strong growth in the foreseeable future, and we are confident that the growing popularity of these devices will benefit Blue Rhino cylinder exchange, since the products use about three times more propane per season than an average gas grill."



    Subordinated Debt Eliminated

    In the fourth quarter of fiscal 2003, Blue Rhino pre-paid the remaining

$10 million of its 13% subordinated debt and incurred a $1.7 million non-cash refinancing charge that is reflected in interest expense.  As a result,

interest expense increased to $2.8 million from $1.5 million for the fourth quarter a year ago.

    "During the second half of fiscal 2003, we totally eliminated $15 million of 13% subordinated debt," Prim said.  "This both improves our balance sheet and reduces borrowing costs, which provides a strong foundation for growing

Blue Rhino's business in 2004 and beyond."



    Income Tax Effect

    Blue Rhino has $43 million in net operating loss carryforwards for federal income tax purposes, which it expects will eliminate cash payments for income taxes until fiscal 2006 - other than minimal income taxes in some states and the alternative minimum tax.  Income tax reporting under GAAP requires the company to transition to reporting income taxes at a full tax rate, which is estimated at 39%.  The fourth quarter of fiscal 2003 represents the only quarter in which the company expects to report on the basis of a partial income tax rate, which resulted in an effective tax rate of 12% for the 2003 fiscal year and a $2.2 million deferred income tax charge for the fourth quarter of fiscal 2003.  When adjusted to reflect fully-tax effected earnings at an assumed 39% rate, excluding the non-cash refinancing charges and litigation proceeds, fourth-quarter EPS increased by 75% to $0.42 per share,

compared with $0.24 a year ago, and full-year EPS doubled to $0.59 per share,

compared with $0.29 the prior year.  The pro forma fully tax effected EPS numbers set forth in the preceding sentence compare with fourth quarter EPS numbers of $0.50 and $0.40 for fiscal 2003 and 2002, respectively, and full year EPS numbers of $0.86 and $0.55 for fiscal 2003 and 2002, respectively, as calculated in accordance with GAAP.



    Long Term Growth Targets Increased

    "Looking at 2004 and beyond, we currently believe our double-digit revenue growth objectives remain achievable and have raised our earnings growth targets to 25% per year," Prim said.  "We currently believe these are attainable objectives for the next three to five years.  Blue Rhino is the market leader with first-mover advantage in our core cylinder exchange business, we have a committed and experienced management team, and we have demonstrated we can grow this business."

    "As revenues continue to increase, we anticipate revenue growth to moderate from the 49% compounded annual rate achieved over the past three years," Prim continued. "Based on our current business plan, we expect to increase revenue in the 10% to 15% range over the next three to five years.

The use of cylinder exchange as a safe, convenient alternative to traditional refill continues to grow rapidly, but we estimate that it still represents less than 40% of the $1 billion propane refill market. Plenty of room remains for growth and Blue Rhino's leadership position will help drive the conversion to exchange."



    Guidance for Fiscal 2004

    Blue Rhino currently expects revenue growth for the fiscal year ending

July 31, 2004 to be approximately 15%, or in a range of $290 million to $300 million.  Fully taxed earnings per share is expected to grow approximately

25%, or to between $0.73 and $0.81, which compares to pro forma fully taxed earnings per share of $0.59 for fiscal 2003 excluding non-cash charges and litigation.  The increases are based on the company's expectations of accelerating cylinder exchange location growth by 2,000 - 4,000 new locations,

same-store unit increases near 10% for the year, increased revenues from

SkeeterVac(R), expense leverage and lower interest expense.

    Because of Blue Rhino's seasonal business and other factors, the company's projected results for fiscal 2004 are not spread evenly throughout the quarters.  The following are the company's current quarter-by-quarter financial projections and factors influencing them:

                                                            Cylinder Exchange

      FY     Revenue Range        EPS Range         FY          % of total

     2004                                        2003 EPS*       revenue

      Q1   $48 - $50 million    $0.06 - $0.08      $0.04           80%

      Q2   $65 - $68 million    $0.04 - $0.06      $0.03           45%

      Q3   $77 - $80 million    $0.13 - $0.15      $0.09           50%

      Q4   $100- $102 million   $0.50 - $0.52      $0.42           75%

      FY   $290- $300 million   $0.73 - $0.81      $0.59 **        62%



    * -- Prior year EPS is pro forma for comparison purposes to exclude litigation proceeds of $2.5 million or $0.13 per share in Q3, and exclude non-

cash debt refinancing charges of $0.9 million or $0.06 per share and $1.7 million or $0.08 per share in Q3 and Q4, respectively, and is adjusted for a fully tax effected basis using a 39% tax rate.  Quarter-by-quarter EPS for fiscal 2003, as calculated in accordance with GAAP, were as follows:



          FY 2003        FY 2003 EPS (GAAP)

          Q1             $0.07

          Q2             $0.05

          Q3             $0.22

          Q4             $0.51

          FY             $0.86 **



    ** - Quarterly earnings per share for fiscal year 2003 on a fully taxed and GAAP basis do not add to the full year totals due to rounding.



    Revenues in the first quarter are expected to decrease from the prior year primarily due to timing of grill shipments in the product segment, which are expected to occur in the second and third quarters due to generally high inventories at retail.  Additionally, we expect cylinder exchange revenues to extraordinary 75% and 58% growth in the first and second quarters,

respectively.  We also expect sales, general and administrative expenses to be down approximately 1% as a percentage of sales from the prior year reflecting leverage in our model.

    "We believe there are significant growth opportunities in our core business, and we will be focusing on those opportunities in fiscal 2004," said

Prim.  "We are therefore reviewing our investment in Quickship, our in-store retail shipping business.  We acquired Quickship with a goal of leveraging our existing infrastructure to generate a new source of revenue, and we continue to believe there is a market for Quickship's services.  We are beginning to review strategic alternatives for this business unit."



    Conference Call

    Blue Rhino's conference call to discuss fourth-quarter and full-year results and future guidance is scheduled for 10:30 a.m. Eastern Time today,

September 16, 2003. This call will be available live and by replay over the

Internet at www.streetevents.com and at the Blue Rhino website at

www.bluerhino.com.



    About Blue Rhino

    Blue Rhino is a leading national provider of branded propane cylinder exchange and complementary propane-fueled products to consumers. Blue Rhino cylinder exchange is offered at leading home center/hardware, mass merchants,

grocery and convenience stores, with branded cylinder displays at more than

28,000 retail locations in 48 states plus Puerto Rico. Cylinders are delivered to retailers through a national network of both independent and affiliated distributors. The company's stock is quoted on The Nasdaq Stock Market, Inc.

under the symbol RINO. For further information regarding Blue Rhino, visit the

Blue Rhino website at www.bluerhino.com.



    This press release contains forward-looking statements that relate to Blue

Rhino's plans, objectives and estimates. The terms "should," "believe,"

"plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements.

These statements are made pursuant to the safe harbor provisions of the

Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Blue Rhino's business is subject to numerous risks and uncertainties, including: that its significant retail relationships are generally nonexclusive and terminable at will; that it relies on a limited number of distributors; its ability to manage growth; its ability to place

Blue Rhino cylinder exchange at additional retail locations; its ability to successfully defend certain lawsuits; its ability to protect its intellectual property and strengthen its brand; its ability to obtain an adequate supply of cylinders that comply with applicable guidelines; its ability to mitigate the effects of high propane commodity prices successfully; its ability to launch new products and services successfully and the effect of new safety guidelines on consumer demand for cylinder exchange. These and other risks and uncertainties detailed in its most recent Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, Blue Rhino makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.





                           Blue Rhino Corporation

               Condensed Consolidated Statements of Operations

        For the Three and Twelve Months Ended July 31, 2003 and 2002

                    (in thousands, except per share data)



                                   Three Months Ended Fiscal Year Ended

                                        July 31,           July 31,

                                     2003     2002      2003      2002

                                      (unaudited)



     Net revenues                   $85,452  $71,347  $258,222  $205,585



     Operating costs and expenses:

      Cost of sales                  60,553   53,632   196,084   159,440

      Selling, general and

       administrative                 7,300    7,199    28,404    21,886

      Depreciation and amortization   2,495    2,076     9,261     7,888
                                    -------  -------  --------  --------



         Total operating costs and

          expenses                   70,348   62,907   233,749   189,214
                                    -------  -------  --------  --------



          Income from operations     15,104    8,440    24,473    16,371



     Interest and other expenses

      (income):

      Interest expense                2,841    1,481     7,784     6,217

      Loss on investee                    0       25       455       714

      Other, net                         27      (56)   (2,513)     (422)
                                    -------  -------  --------  --------



          Income before income

           taxes                     12,236    6,990    18,747     9,862



     Income taxes                     2,172       11     2,217        47
                                    -------  -------  --------  --------



          Net income                 10,064    6,979    16,530     9,815



     Preferred dividends                 --      145        71     1,789
                                    -------  -------  --------  --------



          Income available to

           common stockholders      $10,064   $6,834   $16,459    $8,026
                                    =======  =======  ========  ========



     Earnings per common share:



          Basic                       $0.57    $0.49     $1.00     $0.63
                                    =======  =======  ========  ========



          Diluted                     $0.50    $0.40     $0.86     $0.55
                                    =======  =======  ========  ========



     Shares used in per share

      calculations:



          Basic                      17,787   13,875    16,430    12,658
                                    =======  =======  ========  ========



          Diluted                    19,980   17,177    19,239    14,701
                                    =======  =======  ========  ========







                             Supplemental Information



                                        Three Months Ended  Fiscal Year Ended

                                             July 31,           July 31,

                                           2003     2002      2003     2002

                                            (unaudited)        (unaudited)



     Net income (GAAP)                    $10,064   $6,979   $16,530   $9,815



     Income taxes                           2,172       11     2,217       47
                                          -------   ------   -------   ------



          Pre-tax earnings                 12,236    6,990    18,747    9,862



     Noncash subordinated debt charge       1,657       --     2,589       --



     Net proceeds from litigation

      settlement                                1       --    (2,465)      --
                                          -------   ------   -------   ------



          Pre-tax net income before non-

           cash charges

             and litigation proceeds       13,894    6,990    18,871    9,862



     Preferred dividends                       --      145        71    1,789
                                          -------   ------   -------   ------



          Pro Forma pre-tax income

           available to common

             stockholders before non-

              cash charges

             and litigation proceeds      $13,894   $6,845   $18,800   $8,073
                                          =======   ======   =======   ======



          Pro Forma pre-tax earnings per

           share before non-cash

             charges and litigation

              proceeds                      $0.70    $0.40     $0.98    $0.55
                                          =======   ======   =======   ======





     Pro Forma pre-tax net income before

      non-cash charges

          and litigation proceeds         $13,894   $6,990   $18,871   $9,862



      Proforma fully taxed                  5,419    2,726     7,360    3,846
                                          -------   ------   -------   ------



          Net income                        8,475    4,264    11,511    6,016



      Preferred dividends                      --      145        71    1,789
                                          -------   ------   -------   ------



          Income available to common

           stockholders                    $8,475   $4,119   $11,440   $4,227
                                          =======   ======   =======   ======



         Proforma fully taxed earnings

          per share                         $0.42    $0.24     $0.59    $0.29
                                          =======   ======   =======   ======





     Cylinder Transactions                  4,185    3,794    10,551    8,267
                                          =======   ======   =======   ======



         Reconciliation of pro forma fully taxed earnings per share for Q1,

         Q2, Q3 and Q4 of Fiscal 2003:



                                                 Three Months Ended

                                         10/31/02  1/31/03   4/30/03   7/31/03



      Pro forma fully taxed earnings per

       share (non-GAAP)                    $0.04    $0.03     $0.09     $0.42

      Adjustments:

         Noncash subordinated debt

          charge (per share)                  --       --    ($0.06)   ($0.08)

         Net proceeds from litigation

          settlement (per share)              --       --     $0.13     $0.00

         Additional tax amount at an

          assumed 39% rate (per share)     $0.03    $0.02     $0.06     $0.16
                                           -----    -----     -----     -----



      Diluted earnings per share (GAAP)    $0.07    $0.05     $0.22     $0.50
                                           =====    =====     =====     =====







                              BLUE RHINO CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                      As of July 31, 2003 and July 31, 2002

                                  (In thousands)



                                                   July 31,          July 31,

                                                     2003              2002

                        ASSETS



      Current assets:

         Cash and cash equivalents                   $2,495            $1,563

         Accounts receivable, net                    25,809            25,329

         Inventories                                 20,372            11,035

         Prepaid expenses and other

          current assets                              7,055             3,081

         Deferred tax asset                           2,266                --
                                                   --------          --------



              Total current assets                   57,997            41,008



      Cylinders, net                                 50,917            37,004

      Property, plant and equipment, net             37,765            30,477

      Intangibles, net                               62,862            31,988

      Other assets                                    1,264             2,896
                                                   --------          --------



              Total assets                         $210,805          $143,373
                                                   ========          ========



      LIABILITIES AND STOCKHOLDERS' EQUITY



      Current liabilities:

         Accounts payable                           $19,193           $19,969

         Current portion of long-term debt

          and capital lease obligations               6,433             2,013

         Accrued liabilities                          5,679             3,770
                                                   --------          --------

              Total current liabilities              31,305            25,752



      Long-term debt and capital lease

       obligations, less current

       maturities                                    42,800            39,259

      Deferred income taxes                           4,232                --
                                                   --------          --------

              Total liabilities                      78,337            65,011



      Stockholders' equity                          132,468            78,362
                                                   --------          --------

              Total liabilities and

               stockholders' equity                $210,805          $143,373
                                                   ========          ========